SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Biogen Idec Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 4, 2004

Dear Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Biogen Idec Inc. to be held at 10:00 a.m. Eastern Time on Wednesday, June 16, 2004 at our offices located at 15 Cambridge Center, Cambridge, Massachusetts 02142. For your convenience, we are also pleased to offer a webcast of the meeting open to the public and accessible at www.biogenidec.com under “Investor Relations.”

      We have enclosed the Notice of Annual Meeting, Proxy Statement and proxy card. At this year’s meeting, you will be asked to: (i) elect four directors and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004. Our Board of Directors recommends that you vote FOR each proposal. Please refer to the Proxy Statement for detailed information on each proposal. If you have any further questions concerning the meeting or either proposal, please contact our Investor Relations Department at (617) 679-2812. For questions relating to voting, please contact D.F. King & Co., Inc., our proxy solicitors, at (800) 347-4750 (toll-free within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada, call collect).

      Whether you plan to attend the meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the meeting.

Sincerely,

WILLIAM H. RASTETTER
Executive Chairman

JAMES C. MULLEN
Chief Executive Officer and President

YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

Biogen Idec Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2004

TO OUR STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Biogen Idec Inc., a Delaware corporation, will be held at 10:00 a.m. Eastern Time on Wednesday, June 16, 2004 at our offices located at 15 Cambridge Center, Cambridge, Massachusetts 02142 for the following purposes:

1. To elect four members to our Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified or their earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004.

3. To transact such other business as may be properly brought before the meeting and any adjournments.

      Our Board of Directors has fixed the close of business on April 20, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments. For 10 days prior to the meeting, a list of stockholders entitled to vote will be available for inspection at our executive offices located at 14 Cambridge Center, Cambridge, Massachusetts 02142. If you would like to review the list, please call our Investor Relations Department at (617) 679-2812.

      All stockholders are cordially invited to attend the meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the card. A return, postage-paid, self-addressed envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS J. BUCKNUM
Secretary

Cambridge, Massachusetts

May 4, 2004

Biogen Idec Inc.

14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2000

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2004

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why did you send me this Proxy Statement?

      We sent you this Proxy Statement and the accompanying proxy card because the Board of Directors of Biogen Idec Inc. is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held at our offices at 15 Cambridge Center, Cambridge, Massachusetts 02142 on Wednesday, June 16, 2004 at 10:00 a.m. Eastern Time. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information that you need to know to vote at the meeting.

      Our 2003 Annual Report to Stockholders and our 2003 Annual Report on Form 10-K, which includes our audited financial statements, are being mailed with this Proxy Statement, but are not part of this Proxy Statement. You can also find a copy of our 2003 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biogenidec.com.

Who can vote?

      Each share of common stock you own as of the close of business on April 20, 2004, the record date, entitles you to one vote on each matter to be voted upon at the meeting. As of the record date, 339,759,149 shares of common stock were outstanding and entitled to vote. We are mailing this Proxy Statement and the accompanying proxy on or about May 4, 2004 to all stockholders entitled to notice of and to vote at the meeting. For 10 days prior to the meeting, a list of stockholders entitled to vote will be available for inspection at our executive offices located at 14 Cambridge Center, Cambridge, Massachusetts 02142. If you would like to review the list, please call our Investor Relations Department at (617) 679-2812.

      Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder who has executed a proxy but attends the meeting in person may vote at the meeting by revoking the proxy.

How do I vote?

      If your shares are registered directly in your name through our stock transfer agent, EquiServe, or you have stock certificates, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

      If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Visit www.proxyvote.com to enroll and vote online or follow the instructions you receive from your broker to vote by telephone.

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How can I change my vote?

      You may revoke your proxy and change your vote at any time before the meeting. You may do this by:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Will my shares be voted if I do not return my proxy?

      If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy by mail or vote at the meeting as described above under “How do I vote?”

      If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How do I vote,” the bank, broker or other nominee has the authority to vote your unvoted shares on both proposals. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

What if I receive more than one proxy card?

      You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.

How many shares must be present to hold the meeting?

      A majority of our outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the stockholder is present in person at the meeting or submits a proxy (including voting using the methods described under “How do I vote?”). Shares counted as present at the meeting that abstain or do not vote on one or more of the matters to be voted upon, as well as broker non-votes (described below under “What vote is required to approve each matter and how are votes counted?”), are counted as present for establishing a quorum.

      If a quorum is not present, we expect that the meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•	Election of Directors. The four nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

•	Ratification of Independent Accountants. The affirmative vote of a majority of shares present or represented and entitled to vote at the meeting is required to ratify PricewaterhouseCoopers LLP as our independent accountants for 2004. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent accountants for 2004, the Finance and Audit Committee of our Board of Directors will reconsider its selection.

Are there other matters to be voted on at the meeting?

      We do not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the meeting?

      We will announce preliminary voting results at the meeting. We will publish final voting results in our Quarterly Report on Form 10-Q for the second quarter of 2004, which we will file with the Securities and Exchange Commission by August 9, 2004. You may request a copy of the Form 10-Q by writing to Investor Relations, Biogen Idec Inc., 14 Cambridge Center, Cambridge, Massachusetts 02142. You will also be able to find a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.biogenidec.com.

Who is soliciting the proxy and what are the costs of soliciting the proxies?

      Our Board of Directors is soliciting the proxy accompanying this Proxy Statement. Our directors, executive officers and other employees may also solicit proxies by telephone, fax and personal solicitation. They will not receive any additional compensation for such solicitation. We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement. We will also reimburse banks, brokers and other nominees representing stockholders who hold their shares in street name for their expenses in forwarding proxy material to such stockholders. We have hired D.F. King & Co., Inc. to act as our proxy solicitor for the meeting at a cost of approximately $7,500.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Board of Directors currently consists of twelve members divided into three classes of four, each serving staggered three-year terms, as follows:

•	Class 1 directors — Alan Belzer, Mary L. Good, James C. Mullen and Bruce R. Ross.

•	Class 2 directors — Thomas F. Keller, Phillip A. Sharp, William H. Rastetter and Lynn Schenk.

•	Class 3 directors — Lawrence C. Best, Alan B. Glassberg, Robert W. Pangia and William D. Young.

      The term of our Class 1 directors expires at the meeting. If re-elected, each Class 1 director will hold office until the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified unless they resign or are removed.

      If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend. We know of no reason why any nominee would be unable or unwilling to accept nomination or election. OUR BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALAN BELZER, MARY L. GOOD, JAMES C. MULLEN AND BRUCE R. ROSS.

Information about our Directors

      In November 2003, IDEC Pharmaceuticals Corporation changed its name to Biogen Idec Inc. in connection with its merger with Biogen, Inc. Reference to “our” or “us” in the following biographical descriptions include Biogen Idec and the former IDEC Pharmaceuticals Corporation.

Alan Belzer (age 71) [Nominee for Re-Election]	Mr. Belzer was President, Chief Operating Officer and Director of Allied-Signal, Inc. (now Honeywell International Inc.) from 1988 until his retirement in 1993. From 1983 to 1988, Mr. Belzer was Executive Vice President and President of Engineered Materials Sector of Allied-Signal, Inc.

Mr. Belzer has served as one of our directors since the merger in November 2003, and served as a director of Biogen, Inc. from 1990 until the merger.

Lawrence C. Best (age 54)	Mr. Best is Senior Vice President and Chief Financial Officer of Boston Scientific Corporation and has held those positions since 1992. From 1981 to 1992, Mr. Best served as Senior Partner with Ernst & Young. From 1979 to 1981, Mr. Best served as a Professional Accounting Fellow in the Office of the Chief Accountant at the Securities and Exchange Commission.

Mr. Best is a member of the class of directors that will hold office until 2006. He has served as one of our directors since the merger in November 2003, and served as a director of Biogen, Inc. from February 2003 until the merger. Mr. Best is also a director of Haemonetics Corporation.

Alan B. Glassberg, M.D. (age 67)	Dr. Glassberg is Associate Director of Clinical Care and Director of General Oncology at the University of California San Francisco Cancer Center, and also serves as Director of Hematology and Medical Oncology at Mount Zion Medical Center in San Francisco, California. Dr. Glassberg has been associated with the University of California, San Francisco since 1970 and is currently a Clinical Professor of Medicine. He received his M.D. from the Medical University of South Carolina in Charleston.

Dr. Glassberg is a member of the class of directors that will hold office until 2006. He has served as one of our directors since 1997.

Mary L. Good, Ph.D. (age 72) [Nominee for Re-Election]	Dr. Good is Managing Member, Venture Capital Investors, LLC and has served in that position since 1997. Dr. Good is also Donaghey University Professor and Dean, Donaghey College of Information Science and System Engineering at University of Arkansas at Little Rock, a position she has held since 1998. From 1993 to 1997, she served as Under Secretary for Technology, United States Department of Commerce. From 1988 to 1993, Dr. Good served as Senior Vice President, Technology of Allied-Signal, Inc. (now Honeywell International Inc.)

Dr. Good has served as one of our directors since the merger in November 2003, and served as a director of Biogen, Inc. from 1997 until the merger. Dr. Good is also a director of IDEXX Laboratories, Inc. and Delta Bank and Trust.

Thomas F. Keller, Ph.D. (age 72)	Dr. Keller is R.J. Reynolds Professor of Business Administration, Duke University, and has served in that position since 1974. From 1999 to 2001, he served as Dean of the Fuqua School of Business Europe at Duke University. From 1974 to 1996, Dr. Keller served as Dean of the Fuqua School of Business at Duke University.

Dr. Keller is a member of the class of directors that will hold office until 2005. He has served as one of our directors since the merger in November 2003, and served as a director of Biogen, Inc. from 1996 until the merger. Dr. Keller is also a director of Dimon, Inc., Wendy’s International, Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust and Nations Balanced Target Maturity Fund Inc.

James C. Mullen (age 45) [Nominee for Re-Election]	Mr. Mullen is our Chief Executive Officer and President and has served in these positions since the merger in November 2003. He was Chairman of the Board and Chief Executive Officer of Biogen, Inc. until the merger in November 2003. He was named Chairman of the Board of Biogen, Inc. in July 2002, after being named Chief Executive Officer and President of Biogen, Inc. in June 2000. Mr. Mullen joined Biogen, Inc. in 1989 as Director, Facilities and Engineering. He was named Biogen, Inc.’s Vice President, Operations in 1992. From 1996 to 1999, Mr. Mullen served as Vice President, International of Biogen, Inc., with responsibility for building all Biogen, Inc. operations outside North America. From 1984 to 1988, Mr. Mullen held various positions at SmithKline Beckman Corporation (now GlaxoSmithKline plc). He holds a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Villanova University.

Mr. Mullen has served as one of our directors since the merger in November 2003, and served as a Director of Biogen, Inc. from 1999 until the merger. Mr. Mullen is also a director of PerkinElmer, Inc., serves on the Board of Trustees of Rensselaer Polytechnic Institute, the Board of Directors of the Biotechnology Industry Organization (BIO), and is co-chair of Cambridge Family and Children’s Service Capital Campaign Steering Committee.

Robert W. Pangia (age 52)	Mr. Pangia is currently a partner in Ivy Capital Partners, LLC, the general partner of Ivy Healthcare Capital, L.P., a private equity fund specializing in healthcare investments. From 1997 to February 2003, he was self-employed as an investment banker. From 1987 to 1996, Mr. Pangia held various senior management positions at PaineWebber, including; Executive Vice President and Director of Investment Banking, member of the board of directors of PaineWebber, Inc., Chairman of the board of directors of PaineWebber Properties, Inc., and member of PaineWebber’s executive and operating committees. He received his A.B. from Brown University and his M.B.A. from Columbia University.

Mr. Pangia is a member of the class of directors that will hold office until 2006. He has served as one of our directors since September 1997. Mr. Pangia is also a director of ICOS Corporation and Network Associates, Inc.

William H. Rastetter, Ph.D. (age 56)	Dr. Rastetter is our Executive Chairman and has served in that position since the merger in November 2003. He was our Chairman and Chief Executive Officer until the merger in November 2003. Dr. Rastetter was appointed Chairman of the Board of Directors in May 1996. He served as our Chief Executive Officer and President from December 1986 until January 2002 and served as our Chief Executive Officer from January 2002 until November 2003. Dr. Rastetter also served as our Chief Financial Officer from 1988 to 1993. From 1984 to 1986, Dr. Rastetter was Director of Corporate Ventures at Genentech, Inc. From 1982 to 1984, he served in a scientific capacity at Genentech, directing the Biocatalysis and Chemical Sciences groups. From 1975 to 1982, Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology. He received his Ph.D. in chemistry from Harvard University in 1975.

Dr. Rastetter is a member of the class of directors that will hold office until 2005. He has served as one of our directors since 1986. Dr. Rastetter is also a director of Illumina, Inc. He also serves on the board of the California Healthcare Institute (CHI). In addition, he is an R. B. Woodward Visiting Scholar of the Department of Chemistry and Chemical Biology at Harvard University.

Bruce R. Ross (age 63) [Nominee for Re-Election]	Mr. Ross is President of Cancer Rx, a health care consulting firm founded in 1994. From 1994 to 1997, Mr. Ross was Chief Executive Officer of the National Comprehensive Cancer Network, an association of nineteen of the largest cancer centers in the United States. He previously held senior management positions during a 27-year career at Bristol-Myers Squibb, including Senior Vice President, Policy, Planning and Development, Bristol-Myers Squibb Pharmaceutical Group and President, Bristol-Myers Squibb U.S. Pharmaceutical Group. He received his B.S. from Syracuse University and later was a Bristol-Myers Scholar at the Yale School of Organization and Management.

Mr. Ross has served as one of our directors since 1997.

The Honorable Lynn Schenk (age 59)	Ms. Schenk is an attorney in private practice. She served as Chief of Staff to the Governor of California from January 1999 to November 2003. Prior to that, Ms. Schenk was an attorney in private practice from 1996 to 1998 and from 1983 to 1993. She also served as a member of the United States Congress from 1993 to 1995, representing California’s 49th District, and served as the California Secretary of Business, Transportation and Housing from 1980 to 1983. Ms. Schenk is currently a member of the California Medical Assistance Commission and the California High Speed Rail Authority. She is also a member of the Board of the Scripps Research Institute. Ms. Schenk received her B.A. in Political Science from the University of California at Los Angeles, her J.D. from the University of San Diego and attended the London School of Economics.

Ms. Schenk is a member of the class of directors that will hold office until 2005. She has served as one of our directors since 1995.

Phillip A. Sharp, Ph.D. (age 59)	Dr. Sharp is Director of the McGovern Institute for Brain Research at the Massachusetts Institute of Technology and has held that position since March 2000. Dr. Sharp also serves as Institute Professor at the Center for Cancer Research at the Massachusetts Institute of Technology, a position he has held since 1999. From 1991 to 1999, Dr. Sharp served as Salvador E. Luria Professor and Head of the Department of Biology at the Center for Cancer Research at the Massachusetts Institute of Technology. From 1985 to 1991, Dr. Sharp served as Director of the Center for Cancer Research at the Massachusetts Institute of Technology.

Dr. Sharp is a member of the class of directors that will hold office until 2005. He has served as one of our directors since the merger in November 2003, and served as a director of Biogen, Inc. from 1982 until the merger. Dr. Sharp is also director and Chairman of the Scientific Advisory Board of Alnylam Pharmaceuticals, Inc.

Dr. Sharp is a Nobel Laureate.

William D. Young (age 59)	Mr. Young is Chairman and Chief Executive Officer of ViroLogic, Inc. From 1997 to 1999, he served as Chief Operating Officer of Genentech, Inc. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. He was promoted to various positions and in 1997 became Chief Operating Officer taking on the responsibilities for all development, operations, and sales and marketing activities. Prior to joining Genentech, Mr. Young was with Eli Lilly & Co., for 14 years. Mr. Young holds a B.S. in Chemical Engineering from Purdue University and a M.B.A. from Indiana University.

Mr. Young is a member of the class of directors that will hold office until 2006. He has served as one of our directors since 1997. He is also a director of VaxGen, Inc., ViroLogic, Inc. and Human Genome Sciences, Inc.

Mr. Young was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.

Corporate Governance

      Corporate Governance Principles and Related Documents. The Corporate Governance Principles of our Board of Directors are posted on www.biogenidec.com under “Corporate Governance”. These principles include guidelines for determining director independence, provisions regarding meetings of independent directors (discussed below), and mechanisms for reporting concerns to independent directors or the Finance and Audit Committee of the Board of Directors. Also posted on www.biogenidec.com under “Corporate Governance” are the charters of the Committees of our Board of Directors and our Finance and Audit Committee Practices which describe the key practices utilized by the Finance and Audit Committee in undertaking its functions and responsibilities. The charter of our Finance and Audit Committee is also attached to this Proxy Statement as Appendix A.

     Director Independence.

•	Board of Directors. The Board of Directors has determined that the following nine directors satisfy the Nasdaq Stock Market, Inc.’s independence requirements and the additional independence guidelines set forth in our Corporate Governance Principles: Alan Belzer, Lawrence C. Best, Alan B. Glassberg, Mary L. Good, Thomas F. Keller, Robert W. Pangia, Bruce R. Ross, Lynn Schenk and William D. Young.

•	Committees. The Committees of our Board of Directors are comprised solely of independent directors, as defined by Nasdaq. The members of our Finance and Audit Committee also meet the additional SEC and Nasdaq independence and experience requirements applicable specifically to members of the Finance and Audit Committee. In addition, all of the members of our Compensation and Management Development Committee are non-employee directors within the meaning of the rules of Section 16 of the Securities Exchange Act of 1934 and outside directors for the purposes of Internal Revenue Code Section 162(m). The composition of the Committees is set forth below under “Information about our Board of Directors and its Committees — Composition of Committees and Information about Meetings”.

      Meetings of Independent Directors; Presiding Director. Independent directors are required to meet without management present twice each year. The Chair of the Corporate Governance Committee will preside at such meetings, and serve as the presiding director in performing such other functions as the Board of Directors may direct, including advising on the selection of committee chairs and advising management on the agenda of meetings of the Board of Directors. Independent directors may meet without management present at such other times as determined by the presiding director or if requested by at least two other directors.

      Code of Business Conduct. All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Business Conduct as well as our other policies and standards of conduct. Our Code of Business Conduct, which includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, is posted on www.biogenidec.com under “Corporate Governance”. Disclosure regarding any amendments to the provisions of our Code of Business Conduct will be included in a Current Report on Form 8-K within five business days following the date of the amendment, unless website posting of amendments is permitted by Nasdaq rules. Under our Corporate Governance Principles, our Board of Directors is not permitted to grant any waiver of any ethics policy (includes the Code of Business Conduct) for any of our directors or executive officers.

Information about our Board of Directors and its Committees

     Committees

      Our Board of Directors has three committees: a Compensation and Management Development Committee, a Corporate Governance Committee (includes nominating functions), and a Finance and Audit Committee.

•	Our Compensation and Management Development Committee assists the Board of Directors with its overall responsibility relating to compensation and management development, recommends to the Board of Directors for approval the compensation of our Executive Chairman and Chief Executive Officer, and administers our equity and stock option plans. The report of the Compensation and Management Development Committee appears on page 26.

•	Our Corporate Governance Committee assists the Board of Directors in assuring sound corporate governance practices, identifying qualified individuals to become members of the Board of Directors, and recommending particular nominees to the Board of Directors.

•	Our Finance and Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and our accounting and financial reporting processes. Our Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent accountants. The report of the Finance and Audit Committee appears on page 13.

     Composition of Committees and Information about Meetings

      The composition of our Committees and the number of times that each Committee met in 2003 are set forth in the following table:

Committee	Members	Number of Meetings

Compensation and Management Development Committee	Bruce R. Ross (Chair) Alan Belzer Alan B. Glassberg Mary L. Good	9
Corporate Governance Committee	Alan Belzer (Chair/Presiding Director) Alan B. Glassberg Mary L. Good Lynn Schenk	2
Finance and Audit Committee	Thomas F. Keller (Chair) Lawrence C. Best Robert W. Pangia William D. Young	12

      Our Board of Directors met 10 times in 2003. No director attended fewer than 75% of the total number of meetings of the Board of Directors or the Committees on which he or she served during 2003. We also had a Regulatory Oversight Committee which did not meet in 2003. This Committee has been disbanded.

     Financial Expert

      The Board of Directors has determined that Lawrence C. Best, a member of our Finance and Audit Committee, is a financial expert under applicable SEC and Nasdaq rules.

     Information About our Nominating Processes

      The Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors, including review of candidates recommended by stockholders. The Corporate Governance Committee has the authority to retain a search firm to assist in identifying candidates. Stockholders may propose nominees for consideration by the Corporate Governance Committee by submitting the names and supporting information to: Corporate Secretary, Biogen Idec Inc., 14 Cambridge Center, Cambridge, Massachusetts, 02142. Any such proposal should include at a minimum the following: (a) all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s consent to being named in the proxy statement as a nominee and to serving as a director, if elected); (b) the name(s) and address(es) of the stockholder(s) making the proposal; (c) appropriate biographical information for the proposed nominee(s); and (d) a statement as to the qualification for service on our Board of Directors of the proposed nominee(s). Any such proposal should be submitted in the time frame for stockholder proposals which are not to be included in proxy materials for our 2005 Annual Meeting as set forth under the caption “Stockholder Proposals — other proposals (not to be included in the Proxy Statement).” Candidates who are recommended by stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, the Corporate Governance Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. Director nominations are recommended by the Corporate Governance Committee to the Board of Directors and must be approved by a majority of independent directors.

     Director Qualification Standards

      Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive and objective and have practical wisdom and mature judgment. We endeavor to have a Board of Directors representing diverse experience at strategic and policy-making levels in business, government, education, healthcare, science and technology, and the international arena.

      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time.

      We ask directors who also serve in full-time positions not to serve on more than two boards of public companies in addition to our Board of Directors (excluding their own company) and other directors not to serve on more than six boards of public companies in addition to ours.

      The Board of Directors does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be re-nominated. The Board of Directors has an annual self-evaluation process that will be an important determinant for re-nomination. Our Corporate Governance Principles provide that directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities. Directors are also expected to offer their resignation to the Board of Directors at the first Board meeting following their 75th birthday. However, to facilitate the integration and transition efforts related to the merger, Mary L. Good and Thomas F. Keller, if nominated by the Corporate Governance Committee and elected to serve, may continue to serve for one additional term of three years after the end of their current terms or until their earlier resignation or removal.

     Shareholder Communications to the Board

      Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 679-2812. However, any stockholders who wish to address questions or concerns regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to Biogen Idec Inc., Attention: General Counsel, 14 Cambridge Center, Cambridge, Massachusetts, 02142 or by email to Compliance.Report@biogenidec.com. Questions and concerns will be forwarded directly to the appropriate director or directors.

     Attendance at Annual Meetings

      We expect all of our directors and director nominees to attend our annual meetings of stockholders. Except for one of our former directors, all of our directors attended our 2003 Annual Meeting of Stockholders.

     Director Compensation

      The standard compensation package for all non-employee members of our Board of Directors is as follows:

•	$2,500 for each meeting day of the Board of Directors attended,

•	$1,000 for each committee meeting attended, and

•	an annual retainer of $20,000.

      Directors may defer all or part of their cash compensation under our Voluntary Board of Directors Savings Plan. Prior to the merger, Alan Belzer, Lawrence C. Best, Thomas F. Keller, Mary L. Good and Phillip A. Sharp received compensation from Biogen, Inc. for their service as directors of Biogen, Inc. Directors are also reimbursed for actual expenses incurred in attending Board and committee meetings.

      Under our 1993 Non-Employee Directors Plan, or the 1993 Directors Plan, upon initial appointment to the Board of Directors, each non-employee director receives an initial option to purchase 35,000 shares of common stock. This initial option is immediately exercisable, but any shares purchased under the option are subject to repurchase by us, at the exercise price, should the director cease to remain a director for any reason, other than death or disability, prior to vesting in the shares. The shares vest (and the repurchase right lapses) over four years in equal annual installments beginning with the first anniversary of the grant date. We did not make any initial appointment option grants in 2003.

      The 1993 Directors Plan also provides that, in January of each year, each non-employee director receives an option to purchase 12,500 shares of common stock, provided the director has served as a director for a period of at least six months. These annual options are immediately exercisable, but any shares purchased under the option are subject to repurchase by us, at the exercise price, should the director cease to remain a director for any reason, other than death or disability, within one year after the grant date. The six month service requirement was waived for the former Biogen, Inc. directors who became members of our Board of Directors in connection with the merger so that the former Biogen, Inc. directors received this grant instead of the initial appointment grant. As a result, on January 2, 2004, each of our current non-employee directors received an option to purchase 12,500 shares at an exercise price of $36.94 per share. Prior to 2004, each non-employee director received an option to purchase 10,000 shares. As a result, on January 2, 2003, each of our then non-employee directors received an option to purchase 10,000 shares at an exercise price of $34.34 per share. Five of our current non-employee directors, Alan B. Glassberg, Robert W. Pangia, Bruce R. Ross, Lynn Schenk and William D. Young, received the January 2003 annual option grants.

      In addition, Alan Belzer, Lawrence C. Best, Thomas F. Keller and Mary L. Good received option grants from Biogen, Inc. in 2003 under the option grant program for non-employee directors set forth in the Biogen, Inc. 1985 Non-Qualified Stock Option Plan, or the Biogen 1985 Stock Option Plan. All outstanding Biogen, Inc. options, were assumed by us and converted into options to purchase shares of our common stock in the merger.

Finance and Audit Committee Report

      The Finance and Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all aspects of Biogen Idec’s financial reporting, internal control and audit functions. The Finance and Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent accountants. The roles and responsibilities of the Finance and Audit Committee are set forth in the written charter adopted by the Board of Directors. In December 2003, the Board of Directors adopted a new charter for the Finance and Audit Committee. A copy of this new charter is attached to this Proxy Statement as Appendix A. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

      In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for fiscal year 2003 with management. The Finance and Audit Committee discussed with PricewaterhouseCoopers LLP, Biogen Idec’s independent accountants, the overall scope and plans for their audit. The Finance and Audit Committee also met with PricewaterhouseCoopers, with and without management present, to discuss the results of their examination, management’s response to any significant findings, their observations of Biogen Idec’s internal controls, the overall quality of Biogen Idec’s financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to Biogen Idec’s accounting, internal controls and financial reporting.

      The Finance and Audit Committee also reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed with the Finance and Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Finance and Audit Committee discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers from management and Biogen Idec, including the matters in the written disclosures and letter received from PricewaterhouseCoopers required by the Independence Standards Board Standard No. 1. The Finance and Audit Committee has determined that the provision of non-audit services to Biogen Idec by PricewaterhouseCoopers is compatible with its independence.

      In reliance on these reviews and discussions, the Finance and Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

      The Finance and Audit Committee of the Board of Directors

Thomas F. Keller (Chair)
Lawrence C. Best
Robert W. Pangia
William D. Young

PROPOSAL 2

RATIFICATION OF THE SELECTION OF OUR

INDEPENDENT ACCOUNTANTS

      The Finance and Audit Committee has selected PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004. PricewaterhouseCoopers served as our independent accountants in connection with the audit for the fiscal year ended December 31, 2003. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent accountants, the Finance and Audit Committee will reconsider its selection. We expect that representatives of PricewaterhouseCoopers will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Change in Independent Accountants

      On November 17, 2003, upon the recommendation of the Finance and Audit Committee, our Board of Directors approved the appointment of PricewaterhouseCoopers as our independent accountants and dismissed KPMG LLP as our independent accountants. PricewaterhouseCoopers served as Biogen, Inc.’s independent accountants until November 2003.

      The reports of KPMG on our financial statements for the fiscal years ended December 31, 2001 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended December 31, 2001 and December 31, 2002 and through the subsequent interim period to November 17, 2003, we did not have any disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report. During that time, there were no “reportable events” as set forth in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

      During our fiscal years ended December 31, 2001 and December 31, 2002 and through the subsequent interim period to November 17, 2003, we did not consult PricewaterhouseCoopers regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

      We furnished the disclosure in this section to PricewaterhouseCoopers and KPMG prior to the filing of this Proxy Statement with the SEC and neither firm submitted a statement to us indicating that the disclosure was incorrect or incomplete.

Audit and Other Fees

      The following table shows fees for professional audit services paid by us to PricewaterhouseCoopers and KPMG for the audit of our annual financial statements for the years ended December 31, 2002 and December 31, 2003, and fees paid by us to PricewaterhouseCoopers and KPMG for other services during the periods that they served as our independent accountants:

	KPMG		PricewaterhouseCoopers

Fees	2002	2003	2002	2003

Audit fees	$247,200	$71,600	$0	$637,986
Audit-related fees	124,150	1,026,070	0	75,806
Tax fees	218,862	248,183	0	162,382
All other fees	0	5,010	0	515

Total	$590,212	$1,350,863	$0	$876,689

      Fees paid to PricewaterhouseCoopers by Biogen, Inc. are not included in the table.

      Audit fees. Audit fees paid to PricewaterhouseCoopers cover audit work in relation to our 2003 financial statements. 2002 fees paid to KPMG cover audit work in relation to our 2002 financial statements and reviews of the consolidated financial statements included in our 2002 quarterly reports. 2003 fees paid to KPMG cover reviews of the consolidated financial statements included in our 2003 quarterly reports as well as services performed in preparation for our 2003 audit.

      Audit-related fees. Audit-related fees paid to PricewaterhouseCoopers principally cover assurance and related services that are traditionally performed by the independent accountants, including special procedures required to meet certain regulatory requirements. 2002 fees paid to KPMG principally cover assurance services provided in connection with SEC registration statements and other securities offerings. 2003 fees paid to KPMG principally cover services related to the merger with Biogen, Inc., including services in connection with our Registration Statement on Form S-4, and assurance services provided in connection with our Registration Statements on Form S-8.

      Tax fees. Tax fees cover services performed by the tax personnel of the independent accountants except those services specifically related to the audit of our financial statements, and include fees for tax compliance, tax planning and tax advice. Of the tax fees paid to PricewaterhouseCoopers, $157,272 of the fees cover services for tax compliance, tax planning and tax advice, and the remaining fees are related to tax services provided in relation to the merger with Biogen, Inc.

      All other fees. All other fees paid to PricewaterhouseCoopers cover services related to granting of stock options to foreign-based employees. Fees paid to KPMG principally cover services performed in connection with purchase of real estate, preparation of work papers for a former employee, and establishing a fire relief fund into which employees made contributions.

      The Finance and Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers described above is compatible with maintaining its independence and has determined that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Policy on Pre-Approval of Audit and Non-Audit Services

      The Finance and Audit Committee has the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms. The Finance and Audit Committee must pre-approve any audit and non-audit services by our independent accountants. The Finance and Audit Committee will not approve the engagement of the independent accountants to perform any services that the independent accountants would be prohibited from providing under applicable securities laws or Nasdaq requirements. In assessing whether to approve use of the independent accountants for permitted non-audit services, the Finance and Audit Committee tries to minimize relationships that could appear to impair the objectivity of the independent accountants. The Finance and Audit Committee will approve permitted non-audit services by the independent accountants only when it will be more effective or economical to have such services provided by the independent accountants’ firm. The Finance and Audit Committee has delegated pre-approval authority for non-audit services to the Chair of the Finance and Audit Committee within the guidelines discussed above. The Chair is required to inform the Finance and Audit Committee of each decision at the next regularly scheduled Finance and Audit Committee meeting following the decision to permit our independent accountants to perform non-audit services.

      THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

STOCK OWNERSHIP

Ownership Table

      The following table sets forth information, as of April 2, 2004, concerning the ownership of our common stock by:

•	each of our current directors,

•	each named executive officer in the Summary Compensation Table included in this Proxy Statement,

•	all current directors and executive officers as a group,

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

      Except as otherwise noted, the persons identified have sole voting and investment power with respect to their shares.

	Shares Beneficially Owned(1)

Name and Address**	Number		Percent%

Current Directors:

Alan Belzer	176,375	(2)	*
Lawrence C. Best	21,700	(3)	*
Alan B. Glassberg	160,640	(3)	*
Mary L. Good	81,500	(3)	*
Thomas F. Keller	94,495	(4)	*
James C. Mullen	1,376,751	(5)	*
Robert W. Pangia	153,750	(3)	*
William H. Rastetter	1,873,966	(6)	*
Bruce R. Ross	77,500	(3)	*
Lynn Schenk	77,500	(3)	*
Phillip A. Sharp	1,191,250	(7)	*
William D. Young	100,000	(3)	*
Named Executive Officers Who Are Not Directors:

John M. Dunn	125,743	(8)	*
Nabil Hanna	1,529,277	(9)	*
Connie L. Matsui	902,265	(10)	*
William R. Rohn	1,261,412	(11)	*
Five Percent Holders

PRIMECAP Management Company	32,844,969	(12)	9.7
225 South Lake Avenue, #400
Pasadena, CA 91101
Citigroup Inc.	28,217,718	(13)	8.3
399 Park Avenue
New York, NY 10043
Citigroup Global Markets Holdings Inc.	27,512,791	(13)	8.1
388 Greenwich Street
New York, NY 10013
Vanguard Chester Funds — VanGuard PRIMECAP Fund	19,000,000	(14)	5.6
100 Vanguard Boulevard
Malvern, PA 19355
All current executive officers and directors as a group (20 persons)	10,150,918	(15)	2.9

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**	Addresses are given only for beneficial owners of more than 5% of our outstanding shares of common stock.

(1)	All references to options in these notes mean those options which are held by the respective person on April 2, 2004 and which are exercisable on April 2, 2004 or become exercisable on or before June 1, 2004. The calculation of percentages is based upon 338,381,449 shares issued and outstanding at April 2, 2004, plus shares subject to options held by the respective person as of April 2, 2004, which are exercisable on April 2, 2004 or become exercisable on or before June 1, 2004.

(2)	Includes 124,625 shares which may be acquired pursuant to options and 11,500 shares which are held by partnerships of which Mr. Belzer is the general partner.

(3)	Represents shares which may be acquired pursuant to options.

(4)	Includes 93,575 shares which may be acquired pursuant to options, of which 37,950 shares may be acquired pursuant to options held by a partnership of which Dr. Keller is a general partner, and 920 shares which are held by the same partnership.

(5)	Includes 1,282,499 shares which may be acquired pursuant to options and 50,000 shares of restricted stock which vest in their entirety on February 6, 2007.

(6)	Includes 389,302 shares held by the Rastetter Family Trust, of which Dr. Rastetter is a trustee, 1,430,297 shares of common stock which may be acquired pursuant to options, and 50,000 shares of restricted stock which vest in their entirety on February 6, 2007.

(7)	Includes 363,250 shares which may be acquired pursuant to options.

(8)	Includes 113,974 shares which may be acquired pursuant to options, 160 shares held through the 401(k) plan of Mr. Dunn’s previous employer, and 10,990 shares of restricted stock which vest in their entirety on February 6, 2007.

(9)	Includes 1,128,988 shares which may be acquired pursuant to options and 10,990 shares of restricted stock which vest in their entirety on February 6, 2007.

(10)	Includes 731,991 shares which may be acquired pursuant to options and 10,990 shares of restricted stock which vest in their entirety on February 6, 2007.

(11)	Includes 377,388 shares held by the William R. Rohn and Mary Jane Rohn Trust, of which Mr. Rohn is a trustee, 6,000 shares held by Mr. Rohn’s spouse, 858,399 shares which may be acquired pursuant to options, and 19,625 shares of restricted stock which vest in their entirety on February 6, 2007.

(12)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/ A filed on March 12, 2004 with the SEC. Various persons, including the listed five percent holder and certain of its direct and indirect subsidiaries and affiliates, have the right to vote and the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

(13)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed on February 11, 2004 with the SEC. The Schedule 13G/A was jointly filed by Citigroup Global Market Holdings, Inc. and Citigroup Inc.

(14)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed on February 4, 2004 with the SEC.

(15)	Includes 7,636,643 shares which may be acquired pursuant to options (directly or indirectly), 793,739 shares held indirectly, and 203,595 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Our executive officers, directors and greater-than-ten-percent stockholders are required to file reports of ownership and change of ownership with the SEC under the Securities Exchange Act of 1934. Based solely on information provided to us by our individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2003, all such parties complied with all applicable filing requirements.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

      The following table sets forth the compensation paid in 2003, 2002 and 2001 to both of our executives who served as Chief Executive Officer in 2003 and our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2003, or the named executive officers.

Summary Compensation Table

					Long Term
					Compensation

	Annual Compensation				Awards

					Shares
Name and Principal				Other Annual	Underlying	All Other
Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)	Compensation($)

William H. Rastetter	2003	$691,846	$465,000	—	178,000	10,114	(2)
Executive Chairman(1)	2002	575,000	383,812	—	141,000	6,332
	2001	515,070	239,121	—	191,100	4,253
James C. Mullen(3)	2003	103,846	1,025,000	—	—	—
Chief Executive Officer	2002	—	—	—	—	—
and President	2001	—	—	—	—	—
John M. Dunn(4)	2003	328,600	110,081	—	74,760	4,667	(2)
Executive Vice President,	2002	299,038	106,458	50,000 (5)	150,000	2,563
New Ventures	2001	—	—	—	—	—
Nabil Hanna	2003	387,713	122,285	—	74,760	6,573	(2)
Executive Vice President,	2002	367,500	122,010	—	78,960	3,924
Research	2001	328,710	114,301	—	114,660	3,155
Connie L. Matsui	2003	301,186	104,271	—	74,760	3,000	(6)
Executive Vice President,	2002	284,138	107,972	—	78,960	3,000
Corporate Strategy and	2001	266,796	83,901	—	95,550	2,500
Communication
William R. Rohn	2003	445,571	211,012	—	133,500	6,984	(2)
Chief Operating Officer	2002	422,650	225,695	—	165,280	4,629
	2001	375,842	141,467	—	152,880	3,303

(1)	Dr. Rastetter also served as our Chief Executive Officer until the merger with Biogen, Inc. in November 2003.

(2)	Represents (a) the dollar value of matching contributions by us during 2003 under our 401(k) plan in the amount of $3,000, and (b) interest earned during 2003 under the Amended and Restated IDEC Pharmaceuticals Corporation Deferred Compensation Plan, or the Deferred Compensation Plan, exceeding 120% of the applicable federal, long-term rate, with quarterly compounding.

(3)	Mr. Mullen has served as our Chief Executive Officer and President since the merger with Biogen, Inc. in November 2003. Prior to the merger, Mr. Mullen served as Chairman, Chief Executive Officer and President of Biogen, Inc. The dollar amounts reflected in the table only include compensation paid by Biogen Idec. Mr. Mullen’s bonus was based on his full year 2003 performance with Biogen Idec and Biogen, Inc. Mr. Mullen did not receive a separate bonus from Biogen, Inc. in 2003. Mr. Mullen received the following compensation from Biogen, Inc. during the period from January 1, 2003 through November 12, 2003: (a) salary of $778,846, (b) the dollar value of matching contributions under the Biogen, Inc. 401(k) plan of $3,000, and (c) the dollar value of premiums paid with respect to an individual life insurance contract in the amount of $1,460.

(4)	On January 2, 2002, Mr. Dunn was hired as our Senior Vice President, Legal and Compliance, General Counsel and Corporate Secretary. In connection with the merger, Mr. Dunn became our Executive Vice President, New Ventures.

(5)	Represents bonus received upon commencement of employment.

(6)	Represents the dollar value of matching contributions by us during 2003 under our 401(k) plan.

Grants of Options and Related Stock Appreciation Rights in 2003

      The following table sets forth information regarding options and related stock appreciation rights granted to our named executive officers in 2003.

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Shares	Options			of Stock Price Appreciation
	Underlying	Granted to			for Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price($/Sh)	Date	5%($)	10%($)

William H. Rastetter	178,000	3.6791	35.37	1/21/2013	4,345,051	10,648,013
James C. Mullen	—	—	—	—	—	—
John M. Dunn	74,760	1.5452	35.37	1/21/2013	1,824,924	4,472,165
Nabil Hanna	74,760	1.5452	35.37	1/21/2013	1,824,924	4,472,165
Connie L. Matsui	74,760	1.5452	35.37	1/21/2013	1,824,924	4,472,165
William R. Rohn	133,500	2.7590	35.37	1/21/2013	3,258,788	7,986,010

(1)	All options listed were granted under the IDEC Pharmaceuticals Corporation 1988 Stock Option Plan, or the 1988 Stock Option Plan, at the closing price on the grant date and have ten-year terms. Each option includes a limited stock appreciation right which will result in the cancellation of that option, to the extent exercisable for vested shares, upon the successful completion of a tender for securities possessing more than 25% of the combined voting power of our outstanding voting securities not approved by our Board of Directors. In return for the cancelled option, the optionee will receive a cash distribution per cancelled option share equal to the excess of the highest price paid per share of our common stock in such tender offer over the exercise price payable per share under the cancelled option. This limited stock appreciation right only applies if the optionee is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934 on the effective date of the completion of the takeover. Each option will become exercisable in 48 successive equal monthly installments measured from the January 1, 2003 vesting commencement date. The grant date for each option was January 21, 2003.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option’s exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of our common stock, the option holder’s continued employment throughout the option period, and the date on which the options are exercised. The potential realizable value per share for all stockholders at the assumed annual rates of stock price appreciation of 5% and 10% would be $59.7804 and $95.1903, respectively, after ten years beginning December 31, 2003 based upon a price of $36.70 per share, the closing sale price of our common stock on December 31, 2003.

Aggregated Option Exercises in 2003 and Year-End Option Values

      The following table sets forth information regarding the exercise of options by each of our named executive officers in 2003. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options at December 31, 2003, and the value of “in-the-money” options, which value represents the positive spread between the exercise price of any such option and the fair market value of our common stock on December 31, 2003.

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Year-End(#)		at Year-End($)(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William H. Rastetter	—	—	2,523,244	269,492	63,686,344	193,061
James C. Mullen(2)	—	—	1,201,999	821,426	5,037,546	49,105
John M. Dunn	—	—	89,005	135,755	22,785	76,645
Nabil Hanna	15,000	547,500	1,351,852	134,060	33,245,457	82,989
Connie L. Matsui	43,938	1,185,013	687,913	145,051	9,768,088	81,931
William R. Rohn	240,163	7,510,533	998,938	234,649	17,478,187	143,210

(1)	The value of unexercised in-the-money options at year-end assumes a fair market value for our common stock of $36.70, the closing sale price on December 31, 2003.

(2)	Mr. Mullen has served as our Chief Executive Officer and President since the merger with Biogen, Inc. in November 2003. Prior to the merger, Mr. Mullen served as Chairman, Chief Executive Officer and President of Biogen, Inc. From January 1, 2003 to November 12, 2003, Mr. Mullen acquired 66,700 shares of Biogen, Inc. common stock upon exercise of stock options worth an aggregate realized value of $1,765,438. All Biogen, Inc. options held by Mr. Mullen were assumed by us and converted into options to purchase shares of our common stock in the merger. The number of shares listed in the table reflect the merger exchange ratio.

Pension and Deferred Compensation Plans

              Biogen, Inc. Defined Benefit Pension Plan; Supplemental Executive Retirement Plan

      In connection with the merger, we assumed Biogen, Inc.’s tax-qualified defined benefit pension plan and Supplemental Executive Retirement Plan, or SERP. Biogen, Inc. ceased allowing new participants into the defined benefit pension plan and SERP as of October 1, 2003. As discussed below, we are in the process of terminating the defined benefit pension plan and have recently terminated the SERP.

      The defined benefit pension plan covers all regular U.S. employees previously employed by Biogen, Inc. These employees began participation in the plan as of the first day of the quarter following the date of their hire. Benefits are expressed as a cash balance account maintained for each participant. At the end of each plan year, the participant’s cash balance account is increased by an amount equal to a basic credit ranging from 2% to 15% of the participant’s compensation during the year depending on the participant’s age. In addition, a participant may receive a supplemental credit equal to 3% (or the participant’s basic credit percentage, if less) of compensation during the year in excess of the participant’s Social Security covered compensation level. Account balances grow each year at a specified rate of interest equal to the average of the One-Year Treasury Bill (T-bill) rate for the prior year plus 1%. The plan’s interest credit will not be less than 5.25% nor more than 10%.

      We have requested Internal Revenue Service approval to terminate the defined benefit pension plan. We credited participants’ cash balance accounts under the defined benefit pension plan with compensation and interest credits in accordance with the plan through December 31, 2003. No further compensation credits will be made under the defined benefit pension plan, but interest credits will be made until the plan is terminated and benefits are distributed to participants.

      Upon termination of the defined benefit pension plan, participants will have the following options with respect to the value of their plan benefit: (a) to receive an immediate lump sum payment which may be rolled over into our 401(k) plan, (b) to receive an annuity that would begin immediately upon termination of the plans, or (c) to defer payment until retirement. Mr. Mullen’s estimated plan benefit at retirement (age 65) is $3,095 per month payable as a single life annuity. Mr. Mullen’s estimated benefit assumes that the credits made through December 31, 2003 will be the final credits to Mr. Mullen’s cash balance account and that his account balance will grow 5.25% annually until his retirement. None of our other named executive officers were eligible to participate in the defined benefit pension plan.

      The SERP provided executive officers and other employees of Biogen, Inc. with benefits that, due to tax law limits, cannot be paid from the defined benefit pension plan. The SERP also preserved the level of retirement benefits for participants provided under the pension plan’s benefit formula before its amendment effective in 1989 to comply with the Tax Reform Act of 1986. We terminated the SERP on April 1, 2004. We credited participants’ accounts under the SERP in respect of compensation and interest credits earned through December 31, 2003. No further compensation credits were made. The value of each participant’s benefit under the SERP will be paid to him or her (if no longer an active employee) or be transferred to the Voluntary Executive Supplemental Savings Plan, or the VESSP (as described below). Interest credits will be made until the plan benefits are distributed or transferred to the VESSP.

Deferred Compensation Plans

      During 2003, we maintained the Deferred Compensation Plan providing certain executive officers and other eligible employees with the opportunity to make voluntary tax-deferred savings contributions. Amounts deferred were held under the plan and credited with interest in accordance with the plan’s terms. Interest earned under the plan during 2003 in excess of 120 percent of the applicable federal, long-term rate, compounded quarterly, on behalf of the named executive officers is reported in the Summary Compensation Table on page 19.

      During 2003, Biogen, Inc. maintained the Biogen, Inc. Voluntary Executive Supplemental Savings Plan, providing its executive officers and certain other eligible employees with additional tax-deferred savings opportunities on a voluntary salary reduction basis. Under certain circumstances, as specified in the plan, Biogen, Inc. would make additional matching contributions, supplementing the participant’s voluntary salary reduction contributions. No such matching employer contributions were made during 2003 on behalf of Mr. Mullen. None of our other named executive officers were eligible to participate in the plan.

      Effective as of January 1, 2004, our Deferred Compensation Plan and the Biogen, Inc. Voluntary Executive Supplemental Savings Plan were superseded by the VESSP. The VESSP covers executive officers and certain other eligible officers and highly compensated or management employees. It has several features, some of which operate in coordination with our 401(k) plan:

•	For each participant who also participates fully in our 401(k) plan and whose compensation for the year exceeds the amount that may be taken into account under our 401(k) plan under applicable tax laws, the VESSP provides for an employer contribution equal to six percent of such excess compensation. This matching feature is intended to replace the amount of matching employer contributions that the participant would have been eligible to receive under the 401(k) plan but for this tax law limit.

•	Participants in the VESSP who are senior director level or higher, or who are designated as eligible by the Compensation and Management Development Committee, may make voluntary salary reduction contributions under the VESSP and thereby defer income taxes on such amounts until distribution from the plan.

•	Under our 401(k) plan, employees who were participants in the Biogen, Inc. defined benefit pension plan (which is being terminated) are entitled to a transition contribution based in part on the employee’s years of service with Biogen, Inc. and in part on the formula for calculating compensation credits under the defined benefit pension plan. To the extent that, pursuant to tax law limitations applicable to the 401(k) plan, the 401(k) plan cannot receive the entire transition contribution on behalf of a participant in the VESSP, such excess may be credited to him or her under the VESSP.

•	Amounts accumulated by participants in the VESSP under our prior Deferred Compensation Plan, the Biogen, Inc. Voluntary Executive Supplemental Savings Plan, and the SERP will be transferred to the VESSP.

Employment Agreements and Change of Control Arrangements

Employment Agreements with William H. Rastetter and James C. Mullen

      We have an employment agreement with William H. Rastetter, our Executive Chairman. The agreement has a three-year initial term which commenced on November 12, 2003 and contains a provision that automatically extends the term by one day on a daily basis beginning November 12, 2004, unless written notice not to renew the agreement is given. The agreement provides that Dr. Rastetter will serve as our Executive Chairman and Chairman of the Board of Directors. Pursuant to the agreement, Dr. Rastetter is also responsible for discovery research, venture investing, public policy and public relations, corporate strategy, portfolio management and strategic initiatives functions.

      The agreement provides that Dr. Rastetter will receive a minimum annual base salary of $900,000 during the term and provides for an annual target bonus opportunity equal to his annual base salary. The agreement provides that Dr. Rastetter will receive severance payments in the event of a termination of his employment by us (other than a termination for “cause” or due to his disability (in each case as defined in the agreement)) or by Dr. Rastetter for “good reason” (as defined in the agreement), including a lump-sum payment in an amount equal to three times the sum of his annual base salary and annual target bonus for the year of termination. In addition, all of Dr. Rastetter’s then outstanding unvested options immediately would vest and become exercisable upon such termination of employment. The agreement also provides that Dr. Rastetter (or his estate) will receive severance payments in the event of his death or a termination by us due to his disability, including a lump-sum payment in an amount equal to one times the sum of his annual base salary and annual target bonus for the year of death or termination. In addition, all of Dr. Rastetter’s then outstanding unvested options immediately would vest and become exercisable upon his death or termination due to disability until the earlier of expiration of the option(s) term and one year from the date of death or termination. If payments in an amount greater than $100,000 made to Dr. Rastetter under the agreement (or any other plan or agreement) are subject to excise tax under the provisions of Internal Revenue Code Section 4999, the agreement provides that we will pay him an additional amount such that the amount retained by him would equal the net amount of payments which would have been received by him absent application of the excise tax. Also, in the event of a legal proceeding related to the agreement which occurs on or following a change in control, we will pay Dr. Rastetter’s reasonable legal fees and expenses related to such proceeding. Dr. Rastetter has agreed, pursuant to the agreement, not to compete with us during his employment and for a period of one year following termination of his employment (such period being reduced to six months for termination on or following the occurrence of a change in control). The agreement also provides that we will provide Dr. Rastetter with an annual stipend of up to $50,000 for purposes of financial and consulting services.

      We also have an employment agreement with James C. Mullen, our Chief Executive Officer and President. The agreement has a three-year initial term which commenced on November 12, 2003 and contains a provision that automatically extends the term by one day on a daily basis beginning on November 12, 2004, unless written notice not to renew the agreement is given. The agreement provides that Mr. Mullen will serve as our Chief Executive Officer and a member of the Board of Directors. Pursuant to the agreement, Mr. Mullen will report to the Executive Chairman, and all company functions (other than those that report to our Executive Chairman), including commercial operations and technical operations, product development and clinical research, program management, regulatory affairs, business development, information technology, investor relations, finance, human resources, legal and governmental affairs, will report to Mr. Mullen.

      The agreement provides that Mr. Mullen receive a minimum annual base salary of $900,000 during the term and provides for an annual target bonus opportunity equal to his annual base salary. The agreement provides that Mr. Mullen will receive severance payments in the event of termination of his employment by us (other than a termination for “cause” or due to his disability (in each case as defined in the agreement)) or by Mr. Mullen for good reason (as defined in the agreement), including a lump sum payment in an amount equal to three times the sum of his annual base salary and annual target bonus for the year of termination. In addition, all of Mr. Mullen’s then outstanding options which were not yet vested and exercisable would become immediately vested and exercisable upon such termination of employment. The agreement also provides that Mr. Mullen (or his estate) will receive severance payments in the event of his death or a termination by us due to his disability, including a lump-sum payment in an amount equal to one times the sum of his annual base salary and annual target bonus for the year of death or termination. In addition, all of Mr. Mullen’s then outstanding unvested options immediately would vest and become exercisable upon his death or termination due to disability until the earlier of expiration of the option(s) term and one year from the date of death or termination. If payments in an amount greater than $100,000 made to Mr. Mullen under the agreement (or any other plan or agreement) are subject to excise tax under Internal Revenue Code Section 4999, the agreement provides that we will pay him an additional amount such that the amount retained by him would equal the net amount of payments which would have been received by him absent application of the excise tax. Also, in the event of a legal proceeding related to the agreement which occurs on or following a change in control, we will pay Mr. Mullen’s reasonable legal fees and expenses related to such proceeding. Mr. Mullen has agreed, pursuant to the agreement, not to compete with us during his employment and for a period of one year following termination of his employment (such period being reduced to six months for termination on or following the occurrence of a change in control). The agreement also provides that we will provide Mr. Mullen with an annual stipend of up to $50,000 for purposes of financial and consulting services.

Severance and Equity Incentive Plans

      We maintain an executive severance plan which provides named executive officers, along with all of our other executive officers, severance upon a termination of their employment without “cause” (as defined in the plan). The principal severance benefits for executive officers under the plan consists of (i) a lump sum severance payment equal to nine to twenty-four months of the executive’s then annual base salary and a prorated portion of the executive’s then target bonus, and (ii) continuation of medical and dental insurance benefits until the earlier of the last date of the severance payment period or the date the executive becomes eligible to participate in the medical and dental insurance plans of a third party employer.

      Our 1988 Stock Option Plan and the Biogen 1985 Stock Option Plan govern the options that were outstanding as of the merger. Future equity awards, including stock options, stock appreciation rights, restricted stock, stock bonuses and phantom stock, granted to executive officers as well as all other employees will be granted out of our 2003 Omnibus Equity Plan. All of the plans have provisions which address the impact of corporate transactions and corporate changes of control (as each term is defined in the 2003 Omnibus Equity Plan) on outstanding options and other equity awards.

•	Corporate transaction. If options or other equity awards granted under the plans are assumed or replaced in a corporate transaction and a designated employee (all of our executive officers are among the designated employees) is terminated, other than for cause (as defined in the 2003 Omnibus Equity Plan unless defined in a separate agreement), at any time within two years following the corporate transaction, his or her options and other equity awards, as assumed or replaced, will accelerate and become fully vested or exercisable, as the case may be. Options and other equity awards held by the designated employee would be exercisable until the earlier of one year following the designated employee’s termination date and the expiration date of the option or other equity award, as the case may be. The plans also provide that if the combined company elects to terminate the plan or cash out stock options or stock appreciation rights prior to a corporate transaction, then each affected award of executive officers as well as other employees will accelerate and become fully exercisable immediately prior to the corporate transaction.

•	Corporate change in control. Options and other equity awards of executive officers as well as all other employees accelerate and become fully exercisable immediately prior to a corporate change in control.

      The Biogen 1985 Plan and the 2003 Omnibus Equity Plan provide that upon retirement (as defined in the 2003 Omnibus Equity Plan) options and other equity awards of executive officers as well as all other employees accelerate as to fifty percent of the shares covered by such awards and as to an additional ten percent of the shares covered by such awards for every year of employment with us or our affiliates beyond ten years. In addition, the retiree may exercise such awards for a period of three years from the date of retirement.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation and Management Development Committee are: Alan Belzer, Alan B. Glassberg, Mary L. Good and Bruce R. Ross. William D. Young served on the Compensation and Management Development Committee until the merger with Biogen, Inc. Franklin P. Johnson, Jr. served on the Compensation and Management Development Committee until his retirement from the Board of Directors in November 2003. In 2003, no member of the Compensation and Management Development Committee served as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board of Directors or the Compensation and Management Development Committee.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

      The purpose of the Compensation and Management Development Committee, or the Compensation Committee, of the Board of Directors is to assist the Board in its overall responsibility related to the compensation of employees and development of managerial capability. The responsibilities of the Compensation Committee include:

•	Reviewing and approving our strategy, objectives, policies and practices in the areas of compensation, performance evaluation, benefits, management development and succession planning.

•	Reviewing and approving the corporate goals and objectives of our Executive Chairman and Chief Executive Officer.

•	Reviewing the performance of the Executive Chairman and Chief Executive Officer in light of their goals and objectives, and based on these evaluations, recommending to the Board for approval, the annual compensation of the Executive Chairman and Chief Executive Officer, including salary, bonus, incentive and equity compensation.

•	Approving annual compensation for executive officers other than the Executive Chairman and the Chief Executive Officer.

•	Approving the grant of stock options, restricted stock and other awards under our equity plans.

•	Administering our long term incentive plans.

•	Reviewing and approving any employment, severance or termination arrangements with our executive officers.

•	Reviewing and approving any perquisites and other personal benefits proposed to be made available to any of our executive officers.

     Base Salary and Benefits

      Biogen Idec’s success in achieving its mission is due in large part to its philosophy and practice of recruiting, motivating and retaining executive officers with demonstrated talent and managerial leadership skills typically gained from successful experiences in biotechnology and other industry settings. A competitive compensation program has been a crucial part of our efforts. Our executive compensation program consists of three parts: (i) base salary and benefits, (ii) annual bonus and (iii) long term incentives—typically stock options and, more recently, restricted stock in 2004. Our target for total compensation is to be competitive with major biotechnology companies, generally those peer companies with significant revenues and at least one product successfully developed and marketed, and with pharmaceutical industry companies, on a size-adjusted basis, with good performance. In 2003, the total compensation package paid to our executive officers was competitive with such companies.

      The Compensation Committee’s philosophy is to maintain the base salary of executive officers at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve our vision and mission over the long term. Determinations of appropriate base salary levels and other compensation elements are generally made through participation in a variety of well known industry surveys, as well as by monitoring developments in key industries such as the biotechnology and pharmaceutical industry. Periodic adjustments in base salary relate to competitive factors and to individual performance evaluated against pre-established objectives. Executive officers are also entitled to participate in benefit plans generally available to employees.

     Annual Bonus

      The Compensation Committee, in its discretion, may approve management’s recommendation to award bonuses to executive officers. The Compensation Committee approves bonuses based on each executive officer’s achievement of his or her performance goals, as well as Biogen Idec’s achievement of major corporate goals. The intent of the annual cash bonus is to motivate and reward performance of executive officers, as measured against distinct and clearly articulated goals, with a view towards the competitive compensation practices of the biotechnology and pharmaceutical industry. The individual goals vary with the officer’s responsibilities and are based on individual objectives. The corporate goals are set annually and reflect high priority objectives for the corporation.

      Because the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation occurred in November 2003, the two companies paid annual bonuses in 2003 on the basis of their respective 2003 bonus plans and 2003 goals and objectives. For former Biogen, Inc. executive officers and other employees, bonus payments for 2003 were paid, on average, above target, on the basis of revenue and earnings per share exceeding predetermined objectives and meeting major research, clinical and operations goals. For former IDEC Pharmaceuticals Corporation executive officers and other employees, bonus payments for 2003 were paid, on average, below target, due to revenue and earnings per share slightly below target and meeting the majority of the research, clinical and operations goals.

     Stock Options and Restricted Stock

      Long-term incentives, primarily stock options and restricted stock, are a fundamental element in the total compensation program because they emphasize long-term performance, as measured by creation of stockholder value. They foster a “community of interest” between stockholders and employees. Stock options are granted to all regular full-time employees when they join the company. All employees are eligible for an annual merit stock option grant. In February 2004, for the first time, restricted stock was granted to executive officers and other employees in lieu of a portion of their regular annual merit stock options. Grants of restricted stock will result in less dilution because we grant fewer shares of restricted stock than the number of options we would have typically granted in view of the fact that, when granted, restricted stock has more value than stock options. Also, the Compensation Committee believes that restricted stock grants are effective incentives for our superior performers to remain with the company and continue that performance during periods of stock market fluctuations, when stock options may have no realizable value.

      In determining the size of grants of stock options and restricted stock to an executive officer, the Compensation Committee considers not only competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals, but also, in the case of stock options, the number and terms of options previously granted to the executive officer.

      In February 2004, the Compensation Committee granted restricted stock and stock options to executive officers with a value of approximately the 75th percentile as compared to the external peer group. For individual executive officers who came from Biogen, Inc., this grant level was based on the overall performance of Biogen, Inc. prior to the merger in 2003 as well as the successful integration of Biogen Idec. For our other executive officers, this grant level was determined based upon a formula, established in January

2003, which included a performance factor. The performance factor for the year 2003 applied to the value of this grant was below target.

      Options are granted, as a matter of policy, at 100% of the fair market value on the date of grant and are generally made to executive officers upon the commencement of employment and at regular (annual) intervals based upon their performance, but other awards may be made as well. Some of our stock option plans also provide for option grants to directors. Options granted to employees generally vest over a period of four years after grant.

      The 2004 restricted stock grants have three-year “cliff” vesting — 100% of the shares vest at the end of the three-year period. The 2004 stock option grants have a four year vesting, with the first 25% vesting on December 31, 2004 and 25% vesting each year thereafter through December 31, 2007.

     Chief Executive Officer Compensation

      The compensation of James C. Mullen, Chief Executive Officer of Biogen Idec beginning in November 2003, reflects the Compensation Committee’s general compensation philosophy. Mr. Mullen’s base salary was set in an employment agreement executed in connection with the merger. It was based on the scope of activities that he would perform as Chief Executive Officer and a review of data showing the compensation of his peers in the pharmaceutical and biotechnology industries. Mr. Mullen’s performance bonus as Chief Executive Officer in 2003 was determined by the Compensation Committee based on targets set early in 2003 by the Biogen, Inc. Compensation and Management Development Committee and our Compensation Committee’s assessment on his performance. The Compensation Committee evaluated Mr. Mullen’s performance by considering various factors, including the breadth of Mr. Mullen’s responsibilities, the progress made by Biogen, Inc. in 2003 prior to the merger with IDEC Pharmaceuticals Corporation, performance of Biogen, Inc. relative to its goals (as measured by the Compensation Committee’s assessment of the performance of the key departments), as well as the effectiveness of the integration of Biogen Idec during its first seven weeks of operation as a combined company.

      Mr. Mullen received both a restricted stock grant and a stock option grant in February 2004. In determining the number of shares of restricted stock and stock options to be granted to Mr. Mullen, the Compensation Committee considered the value of long-term incentives granted to those in similar positions within the peer group companies, Mr. Mullen’s performance and the number and terms of options previously granted. Additionally, these grants reflect the Compensation Committee’s assessment of the overall performance and the contributions made by Mr. Mullen in successfully closing the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003 and to our long-term growth and performance.

      The compensation of William H. Rastetter, Chief Executive Officer of IDEC Pharmaceuticals Corporation, from January 2003 through November 2003, also reflects the Compensation Committee’s general compensation philosophy. Dr. Rastetter’s compensation as Chief Executive Officer in 2003 was based on its assessment of Dr. Rastetter’s performance as Chief Executive Officer. The Compensation Committee evaluated Dr. Rastetter’s performance by considering various factors, including the breadth of Dr. Rastetter’s role as Chief Executive Officer and Chairman, the progress made by IDEC Pharmaceuticals Corporation in 2003 prior to the merger with Biogen, Inc., our performance relative to goals (as measured by the Compensation Committee’s assessment of the performance of the key departments), as well as the effectiveness of the integration of Biogen Idec during its first seven weeks of operation as a combined company.

      Dr. Rastetter received both a restricted stock grant and a stock option grant in February 2004. In determining the number of shares of restricted stock and stock options to be granted to Dr. Rastetter, the Compensation Committee considered the value of long-term incentives granted to senior executives within the peer group companies, Dr. Rastetter’s performance and the number and terms of options previously granted. Additionally, these grants reflect the Compensation Committee’s assessment of the overall performance and the contributions made by Dr. Rastetter in successfully closing the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in November 2003 and to our long-term growth and performance.

     Impact of Internal Revenue Code Section 162(m)

      Internal Revenue Code Section 162(m) precludes us from taking a deduction for compensation in excess of $1 million paid to the Named Executive Officers. Certain qualified performance-based compensation is excluded from this limitation. In 2003 we were able to fully deduct compensation paid to Named Executive Officers. In November 2003, our stockholders voted to approve the Performance-Based Management Incentive Plan, or MIP, so that Biogen Idec will be able to exclude performance-based cash compensation paid to any Named Executive Officer under the MIP from the $1 million limitation of Section 162(m). The Compensation Committee will be responsible for administering the MIP. If the impact of Section 162(m) impacts additional executives of Biogen Idec in the future, the Board of Directors and the Compensation Committee will assess the practical effect on executive compensation and on Biogen Idec, and determine what action, if any, is appropriate while maintaining the discretion to compensate its executive officers in a manner consistent with our compensation policies, without regard to deductibility.

     The Membership of the Compensation Committee

      Compensation decisions for executive officers are made by the Compensation Committee and, in the case of the Executive Chairman and Chief Executive Officer, approved by the Board of Directors based on recommendations from the Compensation Committee.

      The Compensation and Management Development Committee of the Board of Directors.

               Bruce R. Ross (Chair)
               Alan Belzer
               Alan B. Glassberg
               Mary L. Good
               William D. Young (until November 2003)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      The Finance and Audit Committee of the Board of Directors reviews and approves all proposed transactions or course of dealings between us and our directors and executive officers, including transactions required by SEC rules to be disclosed in this proxy statement.

Housing Arrangements for Executive Officers

      In connection with the relocation of our corporate headquarters from San Diego, California to Cambridge, Massachusetts, we have provided William H. Rastetter, our Executive Chairman, William R. Rohn, our Chief Operating Officer, and Nabil Hanna, our Executive Vice President, Research, with use of company-owned condominiums in close proximity to our Cambridge, Massachusetts headquarters. The condominiums must be used primarily for business purposes. Personal use of the condominium is added to each executive’s compensation as imputed income at the then fair market value of a furnished rental apartment of equivalent value. We pay all of the costs and expenses of the condominiums including taxes, insurance for real and personal property, utilities, cleaning, maintenance, repairs and renovations. The condominiums may be used by us for company functions and other activities at our discretion.

Loans to Executive Officers

      The following table sets forth the information with respect to loans to our executive officers. Effective July 30, 2002, the Sarbanes-Oxley Act of 2002 prohibits loans to executive officers and directors as well as material modifications to outstanding loans. The loans described below were made by Biogen, Inc. prior to July 30, 2002. The loans will not be materially modified.

				Largest Amount of	Amount
		Date of	Amount of	Indebtedness in	Outstanding as of
Name and Principal Position	Type of Loan	Loan	Loan($)	2003($)	12/31/2003($)

Peter N. Kellogg	Mortgage	8/7/00	1,000,000	1,000,000	1,000,000
Executive Vice President — Finance and Chief Financial Officer
Craig Eric Schneier	Forgivable	10/8/01	250,000	99,359	16,026
Executive Vice President — Human Resources

      The mortgage loan to Mr. Kellogg was made in connection with Mr. Kellogg’s relocation to the Cambridge, Massachusetts area. It is an interest-free loan secured by the residence Mr. Kellogg purchased with the loan proceeds. The loan is due and payable on the earlier of August 7, 2005 or eighteen months following the point in time the pre-tax profit of Mr. Kellogg’s vested stock options (now Biogen Idec stock options) exceeds $5,000,000. In the event that the pre-tax profit of Mr. Kellogg’s vested stock options does not exceed $5,000,000 as of August 7, 2005, the loan becomes due and payable on August 7, 2007. If Mr. Kellogg voluntarily terminates his employment or his employment is terminated for cause, the entire amount of the loan will generally be required to be repaid on the earlier of six months following such termination of employment or the sale of the residence secured by the loan. In the event of a termination without cause or a change of control that results in Mr. Kellogg’s termination, the entire amount of the loan will be forgiven.

      The forgivable loan to Dr. Schneier is a hiring bonus in the form of a forgivable loan. The principal amount of the loan is forgiven bi-weekly, on a pro rata basis, over three years and interest is imputed on the forgivable loan as the principal amount is forgiven. Generally, in the event of a termination without cause and other than for poor performance, the then remaining principal amount is immediately forgiven, and, in the event of a termination with cause or a voluntary termination, the then remaining principal amount accelerates and becomes due at a fixed date after termination.

Other Transactions

      In August 2002, Biogen, Inc. entered into an agreement with Dr. Schneier in which Biogen, Inc.’s then existing commitment to provide Dr. Schneier with a $250,000 mortgage loan was cancelled in exchange for Biogen, Inc.’s agreement to reimburse Dr. Schneier for the additional interest expense he would incur to his commercial lender resulting from having to secure additional funding in light of such cancellation. As a result, we will pay Dr. Schneier $1,323 per month until October 8, 2006.

      We have also agreed to reimburse Dr. Schneier for relocation expenses that he incurs upon termination of his employment.

STOCK PERFORMANCE GRAPH

      The graph depicted below compares the annual cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on December 31, 1998 in each of (i) our common stock, (ii) a peer group index consisting of the Nasdaq Pharmaceutical Index, (iii) the Center for Research in Security Prices, or CRSP, Nasdaq Stock Market Index and (iv) the S&P 500 Index. In the past, we have not used the S&P 500 Index. However, because we are now included in the S&P 500 Index, SEC rules require that we now use this index. We have not paid dividends, and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

	1998	1999	2000	2001	2002	2003

Biogen Idec (IDEC Pharmaceuticals Corporation until November 12, 2003)	100.00	418.09	806.65	879.96	423.45	468.51

Nasdaq Pharmaceutical Index	100.00	188.55	235.19	200.45	129.52	189.85

CRSP Nasdaq Stock Market Index	100.00	185.43	111.83	88.71	61.33	91.70

S&P 500	100.00	121.11	110.34	97.32	75.75	97.51

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

      We maintain the 2003 Omnibus Equity Plan, the 1995 Employee Stock Purchase Plan, or the ESPP, the 1993 Directors Plan, the 1988 Stock Option Plan, the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan. The 2003 Omnibus Equity Plan, the ESPP, the 1993 Directors Plan and the 1988 Stock Option Plan were adopted by us. The Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan were adopted by Biogen, Inc. and assumed by us in the merger. The 1988 Stock Option Plan, the 1993 Directors Plan, the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan govern options granted under the plans prior to the merger. Beginning with the merger, the only plans from which we have or will in the future grant stock options or other equity incentive awards are the 2003 Omnibus Equity Plan, the 1993 Directors Plan and the ESPP.

Equity Compensation Plan Table

      The following table provides information as of December 31, 2003 about:

•	the number of shares of common stock to be issued upon exercise of outstanding options under plans adopted by us — the 2003 Omnibus Equity Plan, the 1993 Directors Plan and the 1988 Stock Option Plan;

•	the weighted-average exercise price of outstanding options under plans adopted by us; and

•	the number of shares of common stock available for future issuance under our active plans — the 2003 Omnibus Equity Plan, the 1993 Directors Plan and the ESPP.

Equity Compensation Plan Information

	(a)	(b)	(c)

Number of Securities
	Number of		Remaining Available for
	Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding
	Outstanding Options	Outstanding	securities reflected in
Plan Category(1)	and Rights	Options and Rights	column (a))

Equity compensation plans approved by stockholders	23,319,257	$32.3571	18,993,616
Equity compensation plans not approved by stockholders	0	—	0

Total	23,319,257	32.3571	18,993,616

(1)	In connection with the merger with Biogen, Inc., we assumed all of Biogen, Inc.’s outstanding options. The shares underlying the assumed options are not included in the table. The assumed options were granted under the Biogen 1985 Stock Option Plan and the Biogen, Inc. 1987 Scientific Board Stock Option Plan and were converted into options to purchase our common stock at the merger exchange ratio of one Biogen, Inc. share of common stock for 1.15 shares of our common stock. On an as-converted basis, the options that we assumed from Biogen, Inc. are categorized as follows: (a) options to purchase 3,450,974 shares of common stock were granted from plans approved by Biogen, Inc. stockholders with a weighted average exercise price of $12.6315; and (b) options to purchase 16,672,567 shares of common stock were granted from plans not approved by Biogen, Inc. stockholders with a weighted average exercise price of $41.4126.

MISCELLANEOUS

Stockholder Proposals

Proposals to be included in the Proxy Statement for our 2005 Annual Meeting

      Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2005 Annual Meeting of Stockholders, the proposal must be received by January 5, 2005. Such proposals may be included in the Proxy Statement for the 2005 Annual Meeting of Stockholders if they comply with applicable SEC rules and regulations.

Other proposals (not to be included in the Proxy Statement)

      If we do not receive notice of any other matter to be considered for presentation at our 2005 Annual Meeting of Stockholders by March 20, 2005, management proxies may confer discretionary authority to vote on any stockholder proposal presented at the 2005 Annual Meeting of Stockholders.

Address for proposals

      All stockholder proposals should be sent to our principal executive offices at 14 Cambridge Center, Cambridge, Massachusetts, Attention: Executive Vice President, General Counsel and Secretary.

Incorporation by Reference

      Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation and Management Development Committee Report, the Finance and Audit Committee Report, the Stock Performance Graph, the content of www.biogenidec.com, including the charters of the committees of our Board of Directors, our Corporate Governance Principles, our Finance and Audit Committee Practices and our Code of Business Conduct, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

Other Matters

      Our Board of Directors knows of no other business which will be presented at the meeting. If other business is properly brought before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

      WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of our Board of Directors:

Thomas J. Bucknum
Secretary

Cambridge, Massachusetts
May 4, 2004

Appendix A

Effective Date 12/22/03

FINANCE AND AUDIT COMMITTEE CHARTER

Purpose

      The purpose of the Committee shall be to assist the board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the accounting and financial reporting processes of the Company, including the Company’s internal controls, the independence, qualifications and performance of the independent auditors, and the performance of the Company’s internal audit function.

Authority and Responsibilities

      The Committee shall have the following authority and responsibilities:

•	To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including related disclosures and matters required to be reviewed under applicable legal, regulatory or Nasdaq Stock Market requirements.

•	To discuss with management and the independent auditor, as appropriate, earnings results, earnings guidance, and significant financial disclosure issues.

•	To retain, and recommend for shareholder ratification, the independent auditor to examine the Company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The Committee shall have the sole authority to approve the scope of the audit and any audit-related services as well as all audit fees and terms.

•	To pre-approve any permitted non-audit services provided to the Company by the Company’s independent auditor and related fees.

•	To discuss with management and the independent auditor, as appropriate, the results of the audit, any problems or difficulties encountered and management’s response.

•	To discuss with management and the independent auditor the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

•	To review with management and the independent auditor the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

•	To review with management and the independent auditor the adequacy and effectiveness of the Company’s system of internal financial and accounting controls.

•	To review and approve the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan and budget; (iii) staffing, including hiring and firing decisions; and (iv) other practices and procedures.

•	To obtain and review at least annually a written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the

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foregoing reviews, inquiries or investigations. In order to assess auditor independence, the Committee will also review at least annually all relationships between the independent auditor and the Company.

•	To prepare and publish an annual Committee report in the Company’s proxy statement.

•	To set policies for the hiring of employees or former employees of the Company’s independent auditor.

•	To review and investigate any matters pertaining to the integrity of the Company’s financial statements, including reviewing legal and regulatory matters that may have an impact on financial statement, reviewing compliance programs aimed at insuring the integrity of the financial statements and the adequacy of disclosures and any reports made under such programs, and establishing procedures for confidential and anonymous receipt and treatment of complaints regarding the Company’s accounting, internal controls, disclosure or other financial or auditing matters. The Committee will also review the Company’s policies and internal procedures designed to promote Company compliance with other laws and regulations, including regular reviews of the Company’s Corporate Compliance Program, Code of Business Conduct and compliance processes.

      The Company’s management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditor. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurances as to the Company’s financial statements or any professional certifications as to the independent auditors’ work.

Membership and Processes

      The Committee shall consist of a minimum of three directors. The Chair and members shall be appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee and may be removed by the Board of Directors in its discretion. All members shall satisfy the Nasdaq Stock Market standards and other legal requirements for independence. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert as defined by Nasdaq requirements.

      The Committee shall meet separately at least quarterly with management, with the corporate audit staff and also with the Company’s independent auditors.

      The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

      The Committee shall report its recommendations and important findings to the Board after each Committee meeting.

      The Committee shall conduct and present to the Board an annual performance evaluation of the Committee, and shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

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DIRECTIONS TO BIOGEN IDEC

From Logan Airport & Boston

Follow signs to the Ted Williams Tunnel. Take the Ted Williams Tunnel to Mass Pike (Rte. 90) West to Exit 18 (Cambridge/ Allston/ Brighton exit). Follow Directions under “From West and Mass Pike”...

From “T”

Take “T” to Kendall Square/ MIT stop. Walk straight up stairs...
From North or South

Rte. 93 to the Storrow Drive Exit. Follow signs for Storrow Drive. Take Storrow Drive to exit marked Kendall Square. Go across Longfellow Bridge over Charles River. Once you cross the Charles River, the road turns into Broadway...

From Route 2

Rte. 2 to Memorial Drive eastbound. (You will pass Harvard University, The B.U. Bridge, The Mass Ave. Bridge and MIT.) After passing MIT, stay to the right. Take left at first set of lights (2nd Kendall Square sign) onto Binney Street. Take left at 2nd light onto Third Street. Proceed to end and turn right onto Broadway...

From Mass Ave.,
Follow Mass Ave. onto Main Street. Take left onto Ames Street at Legal Seafood...

From West and Mass Pike

Take Mass Pike to exit 18 (Cambridge/ Allston/ Brighton exit). After toll, bear right Cambridge/ Somerville). Go straight across River Street Bridge. Turn right onto Memorial Drive eastbound. After passing MIT, stay to the right. Take left at first set of lights (2nd Kendall Square sign) onto Binney Street. Take left at 2nd light onto Third Street. Proceed to end and turn right onto Broadway...

NOTE: Upon reaching Kendall Square, please refer to Kendall Square/ Cambridge Center detail map for Biogen Idec Building locations and parking instructions.

14 Cambridge Center

Cambridge, MA 02142

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

Meeting Date

June 16, 2004

PROXY CARD
BIOGEN IDEC INC.

PROXY SOLICITED BY
THE BOARD OF DIRECTORS OF BIOGEN IDEC INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2004

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 4, 2004, in connection with the Annual Meeting of Stockholders to be held on June 16, 2004 at 10:00 a.m. at the offices of Biogen Idec Inc., a Delaware corporation (the “Company”), located at 15 Cambridge Center, Cambridge, MA 02142, and does hereby appoint William H. Rastetter, James C. Mullen, Thomas J. Bucknum and Peter N. Kellogg, and each of them (with full power to act alone), proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof.

The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NAMED NOMINEES AS A DIRECTOR AND FOR PROPOSAL 2. AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as name appears on this card. Joint owners should each sign. Please give full title when signing as executor, administrator, trustee, attorney, guardian for a minor, etc. Signatures for corporations and partnerships should be in the corporate or firm name by a duly authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

  X   PLEASE MARK VOTES AS IN THIS EXAMPLE

The Company’s Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of Directors (or if any nominee is not available for election, such substitute as the Company’s Board of Directors may designate) for a three-year term ending at the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified or their earlier resignation or removal.

     NOMINEES: ALAN BELZER (01), MARY L. GOOD (02), JAMES C. MULLEN (03) AND BRUCE R. ROSS (04)

/__/ FOR nominees listed below /__/ WITHHOLD AUTHORITY

/__/ _______________________________________
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.

/__/ FOR /__/ AGAINST /__/ ABSTAIN

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

Mark box at right if you plan to attend the Meeting /__/

Mark box at right if an address change or comment has been noted on the reverse side of the card /__/

Please be sure to sign and date this Proxy.

Date: , 2004

Signature

Signature